EXHIBIT 10.1

                            OPTION PURCHASE AGREEMENT
     (OPTION TO ACQUIRE OIL AND GAS LEASES IN JEFFERSON COUNTY, MISSISSIPPI)


                           American Exploration Corp.
                            Suite 700, 407 2nd St. SW
                            Calgary, Alberta T2P 2Y3

                                       AND

                               Westrock Land Corp.
                                5050 Quorum Drive
                                    Suite 700
                               Dallas, Texas 75254


It is understood that American Exploration Corp., and/or its affiliates, (hereinafter referred to as "American") wish to acquire 5,000 net acres in mineral oil and gas leases in the lands located in Jefferson County, in the State of Mississippi, (hereinafter referred to as the "Acquired Properties") from Westrock Land Corp., (hereinafter referred to as "Westrock"). It is has been agreed to by Westrock and American that the Original Option Agreement (the "Agreement") of November 3, 2008, except for the revisions contained within this Option/Purchase Agreement, will remain in effect and all other conditions contained within the Original Agreement dated November 3, 2008 will remain the same.

American and Westrock have agreed to the following:

     1. PURCHASE PRICE. The original agreed upon purchase price of the Acquired Properties between Westrock and American was $3,125,000
          (three million one hundred and twenty-five thousand dollars) in the original Option Agreement dated November 3, 2008 (Appendix A). Westrock to date has received from American $1,106,250 (one million one hundred and six thousand two hundred and fifty dollars). Balance owing by American to Westrock is $2,018,750 (two million and eighteen thousand seven hundred and fifty dollars).

          Westrock has agreed to accept common stock of American in exchange for the balance owing of $2,018, 750. The price of the American common stock will be issued at $0.50 (fifty cents) per share. The total number of common shares to be issued to Westrock from American will be 4,037,500 (four million thirty-seven thousand five hundred) common shares. The common shares are to be issued to Westrock no later than August 31, 2009.


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     2.   DRILLING  OBLIGATION.  American Agrees to drill and complete a minimum of at least one well on the Acquired properties to the Haynesville geological zone no later than December 31, 2010.

     3. DEFAULT. In case of any default under Sections 1 or 2 of this Option/Purchase Agreement by American, in addition to the removal of American from the Acquired Properties, American shall automatically forfeit and transfer all rights under this Option/Purchase Agreement including but not limited to the Acquired Properties to Westrock, and Westrock shall retain whatever payments may have been made under this Option/Purchase Agreement and any and all improvements that have been made to said Acquired Properties.

     4. TRANSFERS/ASSIGNMENT. Westrock will transfer/assign title on Acquired Properties upon receipt of common shares as per Section 1.

     5. EFFECTIVE DATE, CLOSING. The parties will use their best efforts to close no later than August 31, 2009.


     AGREED TO AND ACCEPTED THIS 19TH DAY OF AUGUST, 2009

     AMERICAN EXPLORATION CORP.


     By:  /s/ STEVEN HARDING
     ________________________________

     Steve Harding, CEO


     WESTROCK LAND CORP.


     By:  /s/ GARY POWERS
     ________________________________

     Gary Powers, President